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                                                                    EXHIBIT 99.1

                          INVESTMENT BANKING AGREEMENT

         This AGREEMENT, made this 9th day of December 2002 is between AMDL Inc., having its principal of business at 2492 Walnut Avenue, Suite 100, Tustin, California 92780, hereinafter the "Company" and Delta Asset Holding Corp., having its principal place of business at 300 Old Country Rd., Suite 101, Minneola, NY 11501, hereinafter the "Consultant".

         WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company's business affairs, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth.

                                W I T N E S E T H

         NOW THEREFORE, the parties agree as follows:

         1. Term. The two (2) months from the date hereof (the "Initial Term"). The Company may renew this Agreement for additional two (2) month periods by written notice to the Consultant not less than ten (10) days before the expiration of the then current period.

         2. Nature of Services. The Company hereby engages Consultant to render the services hereinafter described during the term hereof:

         Attend meetings of the Company's Board of Directors or Executive Committee when so requested by the Company.

         Consult with the Company concerning on-going strategic corporate planning and long term investment policies, including any revision of the Company's business plan.

         Render advice with respect to leasing/and or other financing agreements.

         Assist in negotiation of contracts with suppliers and major customers when so required by the Company.

         Consult with and advise the Company with regards to potential mergers and acquisitions, whether the Company is the acquiring company or a target of acquisition.

         Review press releases whenever appropriate to be made available to the press in general, customers, suppliers and selected NASD broker/dealers financial institutions and the Company's shareholders.

         Evaluate the Company's managerial, marketing and sales requirements.

         3. Compensation. In complete payment for all the corporate financial advisory services, due diligence and other services which will be provided to the Company from time to time during the term of this Agreement, the Consultant will be entitled to the following:

                  3.1. Cash Fees. For business development, strategic planning and other work to be accomplished not related to any public financing:

                           3.1.1.   The cash fee for the Initial Term shall be
Four Thousand Dollars ($4,000) including One Thousand Dollars ($1,000) as an accountable expense allowance (the "Expenses") for Consultant's out of pocket and other expenses, which expenses will be documented and submitted to
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the company. The company must first approve all expenses above the initial
$1,000. This fee shall be payable upon signing of the Agreement.

                           3.1.2.   The Company will pay a cash fee of Three
Thousand Dollars ($3,000), including One Thousand Dollars ($1,000) as an accountable expense allowance (the "Expenses") for Consultant's out of pocket and other expenses, which expenses will be documented and submitted to the company, for each month of any Renewal Term, payable at the beginning of each such month. The company must first approve all expenses above the initial $1,000.

                  3.2 Warrants. Upon signing of this Agreement, Company shall deliver to Consultant warrants to purchase Nine Hundred and Fifty Thousand (950,000) shares of the Company's common stock.

                           3.2.1.   Warrants to purchase Two Hundred Thousand
(200,000) shares shall be exercisable at a price of Seventy Cents ($0.70) and shall expire on January 31, 2003 in all events; provided further, that these warrants shall only become exercisable if, and only if, the closing price of the Company's common shares is equal to or greater than One Dollar and Twenty Cents ($1.20) for a period of three (3) consecutive trading days from and after the date of this Agreement.

                           3.2.2.   Warrants to purchase an additional Two
Hundred and Fifty Thousand (250,000) shares shall be exercisable at a price of Seventy Cents ($0.70) and shall expire on the earlier of (a) February 28, 2003, or (b) the earlier termination of this Agreement; provided further that (i) these warrants shall be exercisable, if, and only if, the closing price of the Company's common shares is equal to or greater than One Dollar and Thirty Five Cents ($1.35) for a period of three (3) consecutive trading days during a period after the date of this Agreement separate from the three-day period referred to in paragraph 3.2.1 above, and (ii) that if the Agreement has been terminated for any reason, and Consultant has met the condition in (i) above, then the expiration date shall be extended to February 28, 2003.

                           3.2.3.   Warrants to purchase an additional Two
Hundred and Fifty Thousand (250,000) shares shall be exercisable at a price of Eighty Five Cents ($0.85) and shall expire on the earlier of (a) March 31, 2003, or (b) the earlier termination of this Agreement; provided further that (i) these warrants shall be exercisable, if, and only if, the closing price of the Company's common shares is equal to or greater than One Dollar and Fifty Cents ($1.50) for a period of three (3) consecutive trading days during a period after the date of this Agreement separate from the three-day periods referred to in paragraphs 3.2.1 and 3.2.2 above, and (ii) that if the Agreement has been terminated for any reason, and Consultant has met the condition in (i) above, then the expiration date shall be extended to March 31, 2003.

                           3.2.4.   Warrants to purchase an additional Two
Hundred and Fifty Thousand (250,000) shares shall be exercisable at a price of One Dollar ($1.00) and shall expire on the earlier of (a) April 30, 2003, or (b) the earlier termination of this Agreement; provided, further that (i) these warrants shall be exercisable, if, and only if, the closing price of the Company's common shares is equal to or greater than One Dollar and Seventy Cents ($1.70) for a period of three (3) consecutive trading days during a period after the date of this Agreement separate from the three-day periods referred to in paragraphs 3.2.1, 3.2.2 and 3.2.3 above, and (ii) that if the Agreement has been terminated for any reason, and Consultant has met the condition in (i) above, then the expiration date shall be extended to April 30, 2003.

         4.       Registration Rights.

                  4.1. AMDL shall prepare and, not later than January 15, 2003, shall file with the SEC, and thereafter shall use its best efforts to cause to be declared effective under the Securities Act as soon as

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possible thereafter, a Shelf Registration Statement on Form S-3 (the "Shelf
Registration Statement) relating to the offer and sale of the shares of common stock underlying the warrants from time to time.

                  4.2. The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be used by the holders of the shares for a period of 120 days from the expiration date of the last group of warrants or such shorter period that will terminate when all the shares have been sold pursuant to the Shelf Registration Statement or Rule 144, if applicable, (in any such case, such period being called the "Shelf Registration Period"), provided, however, the Company shall only be required to keep the Shelf Registration Statement continuously effective between the date it is declared effective and April 30, 2003 (the "Registration Period).

                  4.3. The Company may suspend the use of the Shelf Registration Statement for a period not to exceed 45 days during the Registration Period for valid business reasons (not including avoidance of the Company's obligations hereunder), including the acquisition or divestiture of assets, public filings with the SEC, pending corporate developments and similar events.

         5. Non-Circumvention. The Company shall not to circumvent, avoid, bypass or obviate, directly or indirectly, the intent of this Agreement to avoid payment of fees in any transaction with any corporation, partnership or individual, introduced by the Consultant to the Company.

         6. Other Services and Compensation. The Consultant may, from time to time during the term hereof, present to the Company potential merger or acquisition candidates. The Company shall only be liable for compensation in connection with that transaction if an agreement specifically setting forth the fee to be paid to Consultant in connection herewith has been signed.

         7.       Representation and Warranties

                  7.1. Each party represents and warrants to the other party that it has full legal right, power, and authority to execute, deliver, and perform its obligations under this Agreement.

                  7.2. Each party represents and warrants to the other party that the execution, delivery and performance by it of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon it.

                  7.3. Consultant represents and warrants that it shall:(i) use its good faith efforts on a commercially reasonable basis to provide services; (ii) comply with all applicable federal, state and local laws, regulations and requirements; (iii) obtain and maintain, at its own cost, all necessary accreditations, permits and licenses required to provide services; and
(iv) provide the services in an ethical, professional, and honest fashion. If Consultant breaches this Article, Company may terminate this Agreement immediately without liability by giving written notice to Consultant.

                  7.4. Consultant represents and warrants to Company that neither Consultant, nor any of its agents or employees providing services, is under investigation by any national, federal, state or local licensing or regulatory agency. If Consultant or any such agent or employee should for any reason lose any relevant accreditation, permit or license necessary to provide, or which is relevant to, services, or be debarred or disqualified by any licensing or regulatory agency, Consultant shall immediately notify Company, then Company shall have the option of terminating this Agreement.

         8. Indemnification. The Parties agree to indemnify and hold harmless each other and their affiliates, and their respective officers, directors, employees, agents and controlling persons. (The parties

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and each such other persons entities being an "Indemnified Party" for purposes of this section) from and against any and all losses, claims, damages, and liabilities, jointly or severally, to which such Indemnified Party may become subject under any applicable federal or state law, otherwise related to or arising out of any transaction contemplated by this Agreement and the performance by the parties of the Consultant of the services contemplated by this Agreement, and shall reimburse each indemnified party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action proceeding arising therefrom, whether or not such Indemnified Party is a party thereto provided that the other party shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party and further provide that such Indemnified Party agrees to refund such reimbursed expenses if and to the extent they arise from the gross negligence or willful misconduct or the Indemnified Party and further provided such Indemnified Party agrees to such reimburse expenses if and to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then the other party shall contribute to amount paid or payable by such Indemnified Party in respect of such losses, claims damages and liabilities in such proportions as approximately reflects the relative benefits received by, due to fault of, the other party and such Indemnified Party in connection with the matters as to which such losses, claims, damages and liabilities relate and other equitable consideration, provided however that nothing in this sentence shall be construed as altering or limiting in any way effect the provisions contained in the immediately proceeding sentence. The provisions of Section 8 shall survive the termination of this Agreement.

         9. Assignment. This Agreement shall be binding on and inure to the benefit of each party, its successors or permitted assigns. No assignment shall be made by either party without the express written consent of the other party except that either party may assign this Agreement to a purchaser of substantially all of its assets.

         10. Complete Agreement. This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

         11. Counterparts. This Agreement may executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one Agreement.

         12. Survival. Any termination of the Agreement shall not however, affect the on-going provisions of this Agreement, which shall survive such termination in accordance with their terms.

         13. Confidential Information. Consultant agrees with respect to Confidential Information that (i) it shall maintain the confidentiality of any Confidential Information disclosed by Company; (ii) it shall not make any disclosure of the Company's Confidential Information to any third party, except for the specific purpose of this Agreement; (iii) it shall not use Confidential Information except for the purpose contemplated in this Agreement, unless such further use is specifically authorized in writing by Company; (iv) it shall protect the Confidential Information whether in storage or in use, with the same degree of care as is exercised to protect its own against public disclosure (but in no case with any less degree than reasonable care); and (v) it shall not disclose the Confidential Information to any personnel, employees, contractors, agents, or other representative of that party other than those for whom such knowledge is essential for the purposes contemplated in this Agreement, and such disclosure to them shall be made only under conditions of strict confidentiality. Consultant shall carefully restrict access to the Confidential Information to those of his or her employees or consultants who clearly require such access in order to perform services under the terms of this Agreement. Consultant represents and warrants that

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prior to granting access to the Confidential Information to any of such persons or third parties, it will notify Company of such proposed dissemination and shall not grant access to the Confidential Information to any person until each such person has signed an agreement containing substantially identical terms and conditions to those set forth herein. Consultant agrees to maintain a log reflecting each copy made of the Confidential Information and the name of the person to whom the copy is given. The log shall also indicate the date that a nondisclosure agreement was signed by the recipient of the information. At the termination of this Agreement or upon written request of Company, whichever occurs earlier, the Consultant agrees to deliver to Company the original copy of such log.

         13.1.    Disclosure.

                  13.1.1. Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant. All non-public information given to the Consultant by the Company will be treated by the Consultant as Confidential Information, and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided, however, that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or (iii) becomes available to the Consultant not bound by a confidentiality agreement with the Company.

                  13.1.2. If Consultant commits a breach of this provision, then, in any event, the Company shall have the right to apply to any court of competent jurisdiction for injunctive relief. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, the Consultant agrees that its ability to answer in damages shall not be a bar or interposed as a defense to the granting of any temporary or permanent injunction against it. Consultant further agrees that, because the Company does not have an adequate remedy at law to protect against thefts of its confidential information and will suffer irreparable damage and injury if this provision is breached, the Company shall be entitled to injunctive relief, in addition to any other remedies and relief that would, in any event of a breach of these provisions, be available to it. The provisions of Section 11 shall survive the termination of this Agreement.

         14. Notice. Any or all notices, designation, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by either nationally recognized express delivery service or by registered or certified mail, return receipt requested, with all postage, fees, and charges paid in advance. All notices shall be directed to the addresses shown below unless notice of change of address is furnished.

                           If to Consultant:
                                            Delta Asset Holding Corp.
                                            300 Old Country Road
                                            Suite 101
                                            Mineola, NY 11501
                                            Attn: Barry Schwartz

                           If to the Company:
                                            AMDL Incorporated
                                            2492 Walnut Avenue Suite 100
                                            Tustin, CA 92780
                                            Attn: Gary Dreher

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         15.      Severability. Whenever possible, each provision of this
Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not effect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

         16. Choice of Venue. This Agreement shall be governed by, construed, interpreted, and the rights of the parties determined in accordance with the laws of the state of Delaware, without reference to the principles of conflicts of law. All legal proceedings are to be filed in the courts of the State of New York, sitting in New York City only, and in no other jurisdictions.

         17. Dispute Resolution. The parties shall use their best efforts to resolve amicably any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration conducted in New York, New York in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in such place as may be agreed upon mutually by the parties. In the event of dispute between the parties concerning the enforcement of interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings of otherwise, shall be reimbursed for the reasonably incurred attorney's fees and other costs and expenses by the other party to the dispute.

         18. Independent Contractor. Company and Consultant stipulate that the business relationship between each other shall be that of an independent contractor, and does not constitute a partnership, joint venture, agency or contract of employment. All final decisions with respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and Consultant shall not have any right or authority to bind the Company to any obligation or commitment.

         Agreed and Accepted on the 12th day of December, 2002.

Delta Asset Holding Corp.                          AMDL Incorporated

By:      /s/ Barry Schwartz               By:      /s/ Gary L. Dreher
   ----------------------------------        -----------------------------------
         Barry Schwartz,                           Gary L. Dreher
         President                                 Chief Executive Officer

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